FOR IMMEDIATE RELEASE

CHINA ELECTRIC MOTOR ANNOUNCES RESULTS FOR
THE FIRST QUARTER OF FISCAL YEAR 2010

Total revenue and net income results for the first quarter
in line with previously issued guidance

SHENZHEN, CHINA — May 14, 2010 — China Electric Motor, Inc. (NASDAQ: CELM, “China Electric” or “the Company”), a Delaware corporation and China-based company that engages in the design, production, marketing and sale of micro-motor products through its subsidiary Shenzhen YuePengCheng Motor Co., Ltd. (“Shenzhen YPC”), today announced its financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Financial Highlights
•	Total revenue increased by 13.9% year-over-year to $21.5 million, compared to $18.9 million in the first quarter of 2009.
▪	63.5% of revenue was from sales to original equipment manufacturers (“OEMs”).
•	Gross profit increased by 16.0% year-over-year to $6.2 million versus $5.4 million in the first quarter of 2009.
•	Operating income was $3.9 million, a 3.4% increase over operating income of $3.8 million in the first quarter of 2009.
•	Net income was $3.0 million, compared to net income of $3.0 million in the first quarter of 2009.
•
Basic and diluted earnings per share were $0.16 based on 17,977,374 and 18,046,653 weighted average shares outstanding, respectively, versus basic and diluted earnings per share of $0.27 in the first quarter of 2009, based on 11,069,260 weighted average shares outstanding.

Mr. Yue Wang, Chief Executive Officer of China Electric, said, “Our first quarter results were in line with guidance and demonstrate progress on our strategy to grow revenue and income by focusing on higher margin sales and initiatives to grow our customer base. While we did sell a higher volume of our lower-priced products in the quarter, the average selling price increased compared to last year. Sales to OEMs continued to grow as a percentage of sales, contributing to margin expansion. This quarter, G&A expenses were exceptionally high due to expenses related to our IPO, and we expect this line item to decrease as the year continues.

“We are confirming our full year guidance as we are confident our ability to produce micro-motor products that continue to meet growing customer demand in China and internationally.”

First Quarter 2010 Financial Results
Revenues
Total revenues for the first quarter 2010 increased year-over-year by 13.9% to $21.5 million, due in large part to an increase in the average selling price of units sold during the period. However, the Company’s sales mix changed during the period, whereby the Company sold a higher volume of its lower-priced products than its higher-priced products, which include its numerical control motor products.

63.5% of first quarter 2010 revenue from OEM customers, versus 54.3% in the same period last year. As a percentage of total revenue, sales of the Home Appliance, Auto Part and Digital Motor product series in the first quarter of 2010 were 67.3%, 20.9% and 11.8%, respectively, compared to 67.5%, 21.5% and 11.1%, respectively, in the first quarter of 2009.  Roughly 59.4% of first quarter 2010 sales were to customers in China, versus 55.6% in the same period last year.

Cost of Goods Sold
Cost of goods sold in the first quarter 2010 increased year-over-year by $1.8 million, or 13.0%, to $15.3 million. The change in cost of goods sold was driven primarily by an increase in the prices of raw materials, particularly lacquered wire, and an increase in production of units with a higher selling price.

Gross Profit and Gross Margin
Gross profit for the first quarter of 2010 increased year-over-year by 16.0% to $6.2 million versus $5.4 million in the same period last year. Gross margin for the first quarter 2010 was 28.9%, up from 28.3% in the first quarter 2009. This increase in gross margin versus last quarter was due to an increase in sales of the Company’s higher selling price products.

Operating Expenses
Research and development (“R&D”) expenses for the first quarter 2010 increased year-over-year by 5.3% to $0.4 million, or 1.8% of revenues, compared to $0.4 million, or 2.0% of revenues, in the comparable period in 2009. The R&D expenses in the first quarter were focused on new product initiatives.

Selling expenses for the first quarter 2010 increased year-over-year by 6.0% to $0.9 million, compared to $0.9 million in the first quarter 2009. The slight change was primarily a result of increased sales activity. As a percentage of revenues, first quarter 2010 selling expenses were relatively stable at 4.4%, compared to 4.7% in the first quarter 2009.

General and administrative (“G&A”) expenses for the first quarter 2010 increased year-over-year to $0.9 million, compared to $0.3 million in the first quarter 2009. As a percentage of revenues, first quarter 2010 G&A expenses increased to 4.2% from 1.7% in the first quarter of 2009, largely due to increases in professional and office expenses. Following the Company’s initial public offering in the first quarter of 2010, it expects the level of G&A expenses to increase as a result of the additional professional fees that it will occur; however, it expects G&A expenses for the each of the second through fourth quarters of the year to be less than were incurred in the first.

Accordingly, total operating expenses for the first quarter 2010 increased year-over-year by 46.3%, to $2.3 million.

Earnings
Operating income for the first quarter 2010 was $3.9 million, compared to $3.8 million in the first quarter of 2009.

Net income in the first quarter 2010 was $3.0 million, compared to a net income of $3.0 million for the first quarter of 2009.

Basic and diluted earnings per share for the first quarter 2010 were $0.16, based on 17,977,374 and 18,046,653 weighted average shares outstanding, respectively, versus basic and diluted earnings per share of $0.27 in the first quarter of 2009, based on 11,069,260 weighted average shares outstanding.

Balance Sheet
Cash and cash equivalents were $33.4 million as of March 31, 2010, compared to $10.6 million as of December 31, 2009, primarily attributable to the increase of funds from the Company’s private placement.

Total accounts receivable as of March 31, 2010 were $9.6 million, compared to $8.5 million as of December 31, 2009. Inventories as of March 31, 2010 amounted to $5.6 million, compared to $7.2 million as of December 31, 2009.

Business Outlook
The Company believes that strong gross domestic product growth in China and recovering export markets, combined with rising disposable income and the extension of the Chinese government’s stimulus package relating to subsidies for home appliance and vehicle purchases will continue to support increased demand for micro-motor products. The Company’s goal is to become a global leader in the development and manufacture of micro-motor products. R&D investments are focused on products that address industry trends to reduce noise, vibration and energy consumption. China Electric continues its initiatives to increase higher-margin direct sales to domestic OEMs as a proportion of total revenue and has devoted resources to increase brand awareness and product recognition and heighten customer loyalty.

Guidance for Second Quarter and Fiscal Year 2010
As of May 13, 2010, the Company reports that there are 2.4 million AC motor units with an average selling price of $3.25 in the backlog; these products are mainly used for home appliance motors.

Management estimates that revenue for the second quarter of 2010 will be in the range of $20.0 million to $23.3 million. Management expects net income for the second quarter of 2010 to be in the range of $3.0 million to $3.5 million. Management estimates that basic and diluted earnings per share for the second quarter of 2010 will be between $0.141 and $0.165, based on 21,244,743 shares outstanding (on a fully diluted basis).

Management confirms that it expects revenue for fiscal year 2010 to be in the range of $110 million to $120 million and net income for fiscal 2010 to be in the range of $17.1 million and $19.8 million.

The construction of new equipment, which will be capable of producing 24 million units annually at full capacity, is continuing on schedule and the testing process has begun. Management expects the new facility to be fully operational by the end of June. The Company estimates that the capital expenditure allocated to the project is in the approximate range of $8 million to $10 million.

Conference Call and Webcast
China Electric senior management will host a conference call at 7:00 am (Pacific) / 10:00 am (Eastern) / 10:00 pm (Beijing/Hong Kong) on Friday, May 14, 2010 to discuss its 2010 first quarter financial results and recent business activity. To access the live teleconference, please dial +1 866 730 5763 (US) or +1 857 350 1587 (International), and enter the passcode 55295362. Please dial in approximately 10 minutes before the scheduled time of the call.

A replay of the conference call will be available from 1:00 pm (Eastern) on Friday, May 14, 2010, by dialing +1 888 286 8010 (US) or +1 617 801 6888 (International) and entering the passcode 70590756.

A live webcast of the conference call and replay will also be available on the investor relations page of the Company’s website at: http://szmotor.investorroom.com ..

About China Electric Motor, Inc.
China Electric Motor, Inc. (Nasdaq: CELM) is a China-based company that engages in the design, production, marketing and sale of micro-motor products through its subsidiary Shenzhen YPC. The Company’s products are incorporated into consumer electronics, automobiles, power tools, toys and household appliances, and are sold under its “Sunna” brandname. The Company provides micro-motor products that meet the growing demand for efficient, quiet and compact motors from manufacturers of consumer electronics, automobiles, power tools, toys and household appliances. China Electric Motor, Inc. sells its products directly to original equipment manufacturers and to distributors and resellers both domestically in the People’s Republic of China and internationally to customers in Korea and Hong Kong. The Company’s manufacturing facilities are located in Shenzhen, Guangdong.

Forward-looking Statements
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including our ability to maintain and increase revenues and sales of our products, our ability to develop and market new products, our strategic investments and acquisitions, compliances and changes in the laws of the People’s Republic of China (the “PRC”) that affect our operations, and vulnerability of our business to general economic downturn, especially in the PRC, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Investor Contacts:
Dexter Fong China Electric Motor, Inc. +86 (755) 8278 6083 dexterfong@gmail.com	Simon Ze China Electric Motor, Inc. +86 (755) 8257 7750 ze_simon@hotmail.com
Investor Relations (HK): Ruby Yim Taylor Rafferty +852 3196 3712 ChinaElectricMotor@Taylor-Rafferty.com	Investor Relations (US): Delia Cannan Taylor Rafferty +1 (212) 889-4350 ChinaElectricMotor@Taylor-Rafferty.com
Media Contact:
Jason Marshall Taylor Rafferty +1 (212) 889-4350 ChinaElectricMotor@Taylor-Rafferty.com

– FINANCIAL TABLES TO FOLLOW –

China Electric Motor, Inc. and Subsidiaries
Consolidated Balance Sheets
(In U.S. Dollars)

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	33,361,523	10,633,518
Accounts receivable, net	9,635,130	8,526,451
Due from director	1,020,416	-
Taxes recoverable	33,083	-
Inventories, net	5,613,509	7,194,656
Total current assets	49,663,661	26,354,625
Property and equipment, net	10,096,923	7,936,284
Total Assets	59,760,584	34,290,909

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	1,971,331	2,217,702
Accrued liabilities and other payable	547,735	463,185
Various taxes payable	-	28,962
Wages payable	415,377	465,119
Corporate tax payable	958,196	878,305
Due to related party	-	1,581,376
Due to affiliated companies	-	334,977
Total current liabilities	3,892,639	5,969,626
Total Liabilities	3,892,639	5,969,626

Commitments and Contingencies

Shareholders' Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued
Common stock, $0.0001 par value, 100,000,000 shares authorized,
20,744,743 and 14,083,030 shares issued and outstanding at
March 31, 2010 and December 31, 2009, respectively.	2,074	1,408
Additional paid-in capital	28,625,293	3,899,125
Accumulated other comprehensive income	746,996	889,668
Statutory surplus reserve fund	1,177,075	1,177,075
Retained earnings (unrestricted)	25,316,507	22,354,007
Total Shareholders' Equity	55,867,945	28,321,283
Total Shareholders' Liabilities & Equity	59,760,584	34,290,909

China Electric Motor, Inc. and Subsidiaries
Consolidated Statements of Operations
(In U.S. Dollars)

(Unaudited)

	For Three Months Ended
	March 31,
	2010	2009

Revenue	$21,511,319	$18,893,146
Other Sales		-
Cost of Goods Sold	(15,299,520)	(13,539,505)
Gross Profit	6,211,799	5,353,641

Selling Expenses	937,116	883,870

Other Operating Expenses
Research and development	388,291	368,580
Depreciation	4,638	5,421
Loss on disposal of assets	65,006	-
Other general and administrative	907,225	315,384
Total operating expenses	2,302,276	1,573,255
Income from operations	3,909,523	3,780,386

Other income (expenses)
Interest income	13,597	6,037
Imputed interest	-	(16,971)
Total other income (expenses)	13,597	(10,934)

Income (loss) before income taxes	3,923,120	3,769,452
Income taxes	(960,620)	(757,309)
Net income	$2,962,500	$3,012,143

Basic earnings per share	$0.16	$0.27
Weighed-average shares outstanding, Basic	17,977,374	11,069,260

Diluted earnings per share	$0.16	$0.27

Weighed-average shares outstanding, Diluted	18,046,653	11,069,260

China Electric Motor, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Decrease) Increase in Cash
(In U.S. Dollars)

(Unaudited)
	For Three Months Ended
	March 31,
	2010	2009

Cash Flows From Operating Activities

Net Income (loss)	$2,962,500	$3,012,143
Adjustments to reconcile net income to net cash
provided by operating activities:
Loss on disposal of assets	65,006	-
Imputed interest expense	-	16,971
Depreciation	203,294	148,826
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(1,108,679)	(2,089,282)
Inventories, net	1,581,147	(157,024)
Taxes recoverable	(33,083)
Prepaid expenses and other receivables	-	13,283
Increase (decrease) in:
Accounts payable	(246,370)	619,737
Accrued liabilities and other payable	84,550	-
Various taxes payable	(28,962)	(113,189)
Wages payable	(49,742)	71,476
Corporate tax payable	79,891	287,874
Net cash provided by (used in) operating activities	3,509,552	1,810,815

Cash Flows From Investing Activities
Purchases of property and equipment	(2,703,203)	(62,120)
Proceeds from disposal of fixed assets	274,264	-
Additional payment to related parties	(1,654,976)	(121,897)
Net cash used in investing activities	(4,083,914)	(184,017)

Cash Flows From Financing Activities
Net proceeds from issuance of shares	23,444,943	-
Proceeds from exercise of warrants	97	-
Net cash provided by (used in) financing activities	23,445,040	-

Effect of exchange rate changes on cash	(142,672)	66,826
Net increase (decrease) in cash and cash equivalents	22,728,006	1,693,624

Cash and cash equivalents, beginning of period	10,633,518	2,655,808

Cash and cash equivalents, end of period	$33,361,524	$4,349,432

Supplemental disclosure information:
Interest expense paid	$-	$-
Income taxes paid	$880,406	$1,226,684